Exhibit 10.8

                          PRX Geographic (TM) Quotation

Barry Ellsworth                                                      May 3, 2004
Las Vegas, NV

The PRX Geographic (TM) ethanol full feasibility study will include an origination study using CMZA methods, a basis impact regression, small area supply demand analysis, historical flat price means, pro forma financial statements, analysis of key drivers, comparative model plant returns, site economics comparison and a go/no go recommendation all summarized into a written report. Final presentation will be made onsite.

Marty Ruikka will be the principal investigator for the origination analysis, Bill Hudson and John Stewart will do the basis impact regression and small area supply demand research and Bill Holbrook will perform the feasibility study and financial analysis.

An asset and risk management plan will be provided by John Stewart & Associates (JS&A). JS&A is the only brokerage firm that assists PRX with supply/demand analysis and forecasting.

Marty Ruikka and Bill Holbrook will be the consultants that work directly with your group and make presentations. They will also present the findings from the work done by Hudson and Stewart. Hudson will be available as needed by teleconference. Travel expense and time for presentations is included for two trips each by Ruikka and Holbrook. Travel and time is also included for Bill Holbrook to work with you on specific site development cost estimates for the sites you have indicated. Expenses for meeting rooms and extra travel will be billed as needed with clients pre-approval.

Your organization will be a full PRX client for one year inclusive in the fee. A full client receives the monthly publications and is invited to annual PRX seminar. Bill Holbrook and Marty Ruikka will be available to support the development of a business plan with regard to the feasibility study findings.

All the work done will be considered client confidential. We will ask for your agreement to work Fagen and ICM to secure plant costs and address issues specific to the sites under consideration. We may ask for the same consideration with respect to transportation companies and other key partnerships that may affect the feasibility study. The fee for the ethanol full feasibility study as described is $29,750 billed on acceptance. This price reflects a $3,000 discount provided for Fagen clients.

The origination analysis will be executed on a large study area of approximately sixty counties. All other analysis will be specific to the counties that will be the probable origination counties of the proposed plant. The origination analysis will be ready two to three weeks after we schedule the start of the study. The basis impact regressions will start when the origination analysis is complete and are usually available one week after the origination analysis . We will present the final report about eight to ten weeks after the scheduled start of the study. If different sites are evaluated then site comparisons will also be presented with the final feasibility report.

The risk management plan provided by JS&A will be scheduled after the feasibility study is complete. Depending on how the project proceeds this schedule may be weeks or months. The client controls this schedule. Our experience has been that the focus of the client shifts to equity drives and fund raising after a successful feasibility study. The risk management plan is important for finalizing the business plan in preparation for arranging debt financing. Securing debt financing is the driver for scheduling the risk management plan.

Thank you for opportunity to present this quotation.

Best Regards,
Marty